Exhibit 99.1

PRESS RELEASE May 27, 2009 4:00 P.M. ET	Investor Relations Contact: Sanjay M. Hurry The Piacente Group, Inc. 212-481-2050 sanjay@tpg-ir.com

ARROWHEAD RECEIVES AND RESPONDS TO NOTIFICATION OF MINIMUM

STOCKHOLDERS’ EQUITY NON-COMPLIANCE FROM THE NASDAQ STOCK

MARKET

PASADENA, Calif.—Arrowhead Research Corporation (NASDAQ: ARWR) announced that it received a notification letter from The NASDAQ Stock Market (“NASDAQ”) indicating that its stockholders’ equity, based on its Form 10-Q for the period ended March 31, 2009, does not comply with NASDAQ Marketplace Rule 4310(c)(3), which requires companies listed on the NASDAQ Capital Market to maintain a minimum of $2.5 million in stockholders’ equity. Today Arrowhead submitted a plan to regain and sustain compliance with the minimum stockholder equity requirement. If accepted by NASDAQ, the Company may be provided with up to 105 calendar days to demonstrate compliance. The NASDAQ notification does not affect the listing of Arrowhead’s common stock at this time.

Commenting on the receipt of the NASDAQ’s notification letter, Dr. Christopher Anzalone, CEO of Arrowhead, stated, “We have prepared and submitted to NASDAQ a plan to regain and sustain compliance with the exchange’s minimum stockholders’ equity requirement. We are taking action to strengthen our balance sheet to put Arrowhead on a stronger financial footing and expect this will be reflected in our results for the quarter ending June 30, 2009.”

About Arrowhead Research Corporation

Arrowhead Research Corporation (www.arrowheadresearch.com) (NASDAQ: ARWR) is a nanotechnology company commercializing new technologies in the areas of life sciences, electronics, and energy. Arrowhead is seeking to build value for shareholders through the progress of majority owned subsidiaries. Currently, Arrowhead has four subsidiaries commercializing nanotech products and applications and investments in two minority-owned subsidiaries.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties. For example, there can be no assurance that we will be able to maintain our listing on any NASDAQ market, that our financial initiatives will succeed in strengthening our balance sheet or that we will be able to continue to operate as a going concern. Arrowhead Research Corporation’s Annual Report on Form 10-K and 10-K/A, recent and forthcoming Quarterly Reports on Form 10-Q and 10-Q/A, recent Current Reports on Forms 8-K and 8-K/A, our Registration Statements on Form S-3, and other SEC filings discuss these and other important risk factors that may affect our business, results of operations and financial condition. We disclaim any intent to revise or update publicly any forward-looking statements.

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